Exhibit 99.02

Excerpts from Securitization Documentation Detailing OG&E Oklahoma Customer Information

OG&E is a regulated electric company that generates, transmits, distributes and sells electric energy in Oklahoma and western Arkansas. OG&E is a corporation organized under the laws of the State of Oklahoma and is a wholly-owned subsidiary of OGE Energy. The Bonds do not constitute a debt, liability or other legal obligation of OG&E, OGE Energy or any of their Affiliates.

OG&E's rates are subject to regulation by the Oklahoma Corporation Commission (the "Commission"), the Arkansas Public Service Commission and the Federal Energy Regulatory Commission.

OG&E is the largest electric company in Oklahoma. OG&E's current service territory covers approximately 30,000 square miles in Oklahoma and western Arkansas and, as of December 31, 2023, supplies electric service to approximately 896,000 customers.

Customer Base and Energy Consumption

The following tables show the electricity usage billed to Customers, electric billed revenues and number of Customers for each revenue-reporting customer class for the five preceding years within Oklahoma. There can be no assurances that the retail electricity sales, retail electric revenues and number of retail Customers or the composition of any of the foregoing will remain at or near the levels reflected in the following tables.

	Energy Usage (As Measured by MWh) by Customer Class and Percentage Composition
Customer Class	2019		2020		2021		2022		2023
Residential	8,962,631	34.80%	8,694,846	35.40%	8,908,131	35.41%	9,494,144	35.00%	8,962,657	32.86%
Commercial	6,463,937	25.10%	5,703,393	23.22%	6,107,746	24.28%	7,124,463	26.26%	7,964,658	29.20%
Industrial	3,201,976	12.43%	3,214,920	13.09%	3,176,032	12.62%	3,199,623	11.80%	3,084,467	11.31%
Oilfield	4,240,978	16.46%	4,238,387	17.25%	4,210,079	16.73%	4,411,711	16.26%	4,352,616	15.96%
Public Authorities and Street lights	2,888,089	11.21%	2,712,452	11.04%	2,756,596	10.96%	2,896,775	10.68%	2,908,651	10.66%
Total	25,757,611	100.00%	24,563,998	100.00%	25,158,584	100.00%	27,126,716	100.00%	27,273,048	100.00%

The Service Level of each Customer is determined by OG&E based on the nominal standard voltage of such Customer’s connection to the OG&E electric transmission and distribution system. Securitization Charge allocations are based on the actual daily kWh usage for each Service Level for the period of emergency during Winter Storm Uri, February 7, 2021 to February 21, 2021.

	Energy Usage (As Measured by MWh) by Service Level and Percentage Composition
Service Level	2019		2020		2021		2022		2023
S/L 1	859,078	3.34%	805,909	3.28%	800,559	3.18%	795,924	2.93%	806,798	2.96%
S/L 2	5,021,368	19.49%	4,920,100	20.03%	4,915,069	19.54%	5,594,476	20.62%	6,389,409	23.43%
S/L 3	1,986,925	7.71%	1,759,575	7.16%	1,863,227	7.41%	2,038,536	7.51%	2,038,748	7.48%
S/L 4	582,918	2.26%	562,723	2.29%	498,670	1.98%	464,552	1.71%	462,992	1.70%
S/L 5	17,307,323	67.19%	16,515,690	67.24%	17,081,059	67.89%	18,233,229	67.22%	17,575,101	64.44%
Total	25,757,612	100.00%	24,563,997	100.00%	25,158,584	100.00%	27,126,716	100.00%	27,273,048	100.00%

	Energy Usage (As Measured by MWh) by Customer Class and Percentage Composition
Customer Class	2019		2020		2021		2022		2023
S/L 1	859,078	3.34%	805,909	3.28%	800,559	3.18%	795,924	2.93%	806,798	2.96%
Commercial	108,738	12.66%	39,132	4.86%	48,302	6.03%	47,244	5.94%	62,840	7.79%
Industrial	112,421	13.09%	122,756	15.23%	120,517	15.05%	98,430	12.37%	95,964	11.89%
Oilfield	261,461	30.44%	292,773	36.33%	280,499	35.04%	283,025	35.56%	275,645	34.17%
Public Authorities and Street lights	376,458	43.82%	351,249	43.58%	351,242	43.87%	367,224	46.14%	372,350	46.15%
S/L 2	5,021,368	19.49%	4,920,100	20.03%	4,915,069	19.54%	5,594,476	20.62%	6,389,409	23.43%
Commercial	264,092	5.26%	46,272	0.94%	50,364	1.02%	515,844	9.22%	1,305,295	20.43%
Industrial	1,675,201	33.36%	1,718,950	34.94%	1,760,302	35.81%	1,788,810	31.97%	1,730,656	27.09%
Oilfield	2,564,943	51.08%	2,621,638	53.28%	2,613,095	53.16%	2,752,161	49.19%	2,780,801	43.52%
Public Authorities and Street lights	517,132	10.30%	533,239	10.84%	491,308	10.00%	537,660	9.61%	572,656	8.96%
S/L 3	1,986,925	7.71%	1,759,575	7.16%	1,863,227	7.41%	2,038,536	7.51%	2,038,748	7.48%
Commercial	434,776	21.88%	312,567	17.76%	335,316	18.00%	451,761	22.16%	512,537	25.14%
Industrial	437,330	22.01%	417,591	23.73%	426,243	22.88%	421,649	20.68%	427,222	20.96%
Oilfield	844,784	42.52%	782,412	44.47%	819,374	43.98%	865,288	42.45%	802,401	39.36%
Public Authorities and Street lights	270,035	13.59%	247,005	14.04%	282,295	15.15%	299,837	14.71%	296,588	14.55%
S/L 4	582,918	2.26%	562,723	2.29%	498,670	1.98%	464,552	1.71%	462,992	1.70%
Commercial	43,588	7.48%	41,528	7.38%	45,087	9.04%	52,903	11.39%	61,090	13.19%
Industrial	179,339	30.77%	185,481	32.96%	121,126	24.29%	92,307	19.87%	92,013	19.87%
Oilfield	191,907	32.92%	180,374	32.05%	173,126	34.72%	172,921	37.22%	160,673	34.70%
Public Authorities and Street lights	168,083	28.83%	155,341	27.61%	159,331	31.95%	146,421	31.52%	149,216	32.23%
S/L 5	17,307,323	67.19%	16,515,690	67.24%	17,081,059	67.89%	18,233,229	67.22%	17,575,101	64.44%
Residential	8,962,632	51.79%	8,694,845	52.65%	8,908,131	52.15%	9,494,144	52.07%	8,962,657	51.00%
Commercial	5,612,743	32.43%	5,263,895	31.87%	5,628,678	32.95%	6,056,710	33.22%	6,022,896	34.27%
Industrial	797,685	4.61%	770,142	4.66%	747,844	4.38%	798,427	4.38%	738,613	4.20%
Oilfield	377,882	2.18%	361,191	2.19%	323,985	1.90%	338,316	1.86%	333,097	1.90%
Public Authorities and Street lights	1,556,382	8.99%	1,425,617	8.63%	1,472,420	8.62%	1,545,632	8.48%	1,517,840	8.64%
Total	25,757,612	100.00%	24,563,997	100.00%	25,158,584	100.00%	27,126,716	100.00%	27,273,048	100.00%

	Revenues by Customer Class Percentage Composition in Oklahoma (Dollars in millions)
Customer Class	2019		2020		2021		2022		2023
Residential	$819.42	44.91%	$816.49	46.15%	$856.28	45.73%	$1,084.26	43.90%	$1,146.71	42.09%
Commercial	473.96	25.98%	443.20	25.05%	485.54	25.93%	668.67	27.07%	791.95	29.07%
Industrial	154.59	8.47%	155.97	8.81%	159.48	8.52%	209.51	8.48%	225.29	8.27%
Oilfield	179.49	9.84%	182.90	10.34%	187.21	10.00%	261.18	10.57%	284.60	10.45%
Public Authorities and Street lights	197.09	10.80%	170.84	9.66%	184.07	9.83%	246.50	9.98%	275.62	10.12%
Total	$1,824.55	100.00%	$1,769.40	100.00%	$1,872.58	100.00%	$2,470.12	100.00%	$2,724.16	100.00%

	Number of Customers and Percentage Composition in Oklahoma as of December 31 of the Year Shown Below
Customer Class	2019		2020		2021		2022		2023
Residential	675,375	85.50%	683,034	85.51%	691,891	85.34%	699,210	85.31%	704,612	85.25%
Commercial	89,211	11.29%	90,732	11.36%	93,785	11.57%	95,389	11.64%	97,006	11.74%
Industrial	2,595	0.33%	2,366	0.30%	2,258	0.28%	2,152	0.26%	2,070	0.25%
Oilfield	7,017	0.89%	6,769	0.85%	6,752	0.83%	6,740	0.82%	6,690	0.81%
Public Authorities and Street lights	15,758	1.99%	15,883	1.99%	16,028	1.98%	16,132	1.97%	16,159	1.96%
Total	789,956	100.00%	798,784	100.00%	810,714	100.00%	819,623	100.00%	826,537	100.00%

Percentage Concentration Within Large Commercial Customers

For the year ended December 31, 2023, the ten largest Customers represented approximately 15.3% of total energy usage in Oklahoma and approximately 12.2% of OG&E’s total revenues in Oklahoma. All ten Customers are commercial, industrial, oilfield and public authority class accounts. There are no material concentrations in the residential and commercial classes.

Credit Policy

OG&E's current business practice requires new business customers to provide a security deposit in the form of cash, bond or irrevocable letter of credit that is refunded when the account is closed. New residential customers whose outside credit scores indicate an elevated risk are required to provide a security deposit that is refunded based on customer protection rules promulgated by the Commission. The payment behavior of all existing customers is continuously monitored, and, if the payment behavior indicates sufficient risk within the meaning of the applicable utility regulation, customers will be required to provide a security deposit.

Billing Process

OG&E bills its Customers on average every 30 days. For the year ended December 31, 2023, OG&E mailed out an average of 43,095 bills on each business day to its Customers. For accounts with potential billing error exceptions, reports are generated for manual review. This review examines accounts that have abnormally high or low bills, potential meter-reading errors, possible meter malfunctions and/or unbilled accounts.

Collection, Termination of Service and Write-Off Policy

OG&E receives approximately 18% of its total bill payments via U.S. mail. Approximately 82% of bill payments are received via electronic payments. Bills are due 21 calendar days after the issue date at which time they are considered delinquent. Delinquent customers are sent a notice to encourage payment within 10 days and accounts become eligible for disconnect after the passage of these 10 days. For the year ended December 31, 2023, approximately 2.2% of total billed retail revenue became eligible for disconnect and 41.0% of those eligible were disconnected. Approximately 95.0% of accounts disconnected for nonpayment ultimately make full payment and have service restored.

If service is terminated, the customer is required to pay all past due amounts as well as a $21 reconnection fee in order to resume service as of the date of this official statement. After service termination due to non-payment a final bill including all unpaid amounts and net of deposits paid is issued within 10 business days. After service termination by customer request, a final bill including all unpaid amounts and net of deposits paid is issued the following business day. Unpaid final bills are written off approximately 180 days after the final bill is issued. Amounts written off are assigned to outside collection agencies and are reported to all three credit reporting agencies. Dollars recovered are netted against actual write-offs.

OG&E may change its credit, billing, collections and termination/restoration of service policies and procedures from time to time. It is expected that any such changes would be designed to enhance OG&E’s ability to bill and collect customer charges on a timely basis.

Annual Forecast Variance

The following table sets forth information related to annual forecast variance for ultimate electric delivery for the past five years. Variances between actual sales and forecasted sales can be caused by a number of factors, though the primary drivers are unexpected extreme temperatures, which can cause actual sales volumes to be higher or unexpected mild temperatures, which can cause actual sales volumes to be lower. For 2020 and 2021, the primary driver of variances between the forecast and actual sales volumes is changes in behavior in response to COVID.

	Annual Forecast Variance For Ultimate Electric Delivery (MWh)
	2019	2020	2021	2022	2023

S/L 1
Forecast MWh	797,648	860,041	858,415	855,100	856,022
Weather Normalized Actuals MWh	857,790	795,806	811,509	795,924	806,609
Variance (%)	7.5%	-7.5%	-5.5%	-6.9%	-5.8%
S/L 2
Forecast MWh	5,281,492	5,058,791	5,034,069	4,931,750	6,390,100
Weather Normalized Actuals MWh	5,026,112	4,904,643	4,926,382	5,559,893	6,390,352
Variance (%)	-4.8%	-3.0%	-2.1%	12.7%	0.0%
S/L 3
Forecast MWh	1,636,513	2,039,978	1,916,903	1,975,459	2,220,016
Weather Normalized Actuals MWh	1,946,601	1,763,417	1,866,761	2,023,875	2,035,586
Variance (%)	18.9%	-13.6%	-2.6%	2.5%	-8.3%
S/L 4
Forecast MWh	535,054	572,847	545,964	517,092	531,471
Weather Normalized Actuals MWh	622,397	561,943	498,670	474,136	462,851
Variance (%)	16.3%	-1.9%	-8.7%	-8.3%	-12.9%
S/L 5
Forecast MWh	17,287,205	17,302,033	17,167,836	17,632,924	17,923,162
Weather Normalized Actuals MWh	17,049,119	16,748,859	17,278,746	17,576,608	17,463,895
Variance (%)	-1.4%	-3.2%	0.6%	-0.3%	-2.6%
Total
Forecast MWh	25,537,912	25,833,690	25,523,187	25,912,325	27,920,771
Weather Normalized Actuals MWh	25,502,019	24,774,668	25,382,068	26,430,435	27,159,293
Variance (%)	-0.1%	-4.1%	-0.6%	2.0%	-2.7%

Write-off and Delinquency Experience

The following tables set forth information relating to the total billed revenues and write-off experience for the past five years. Such historical information is presented because OG&E’s actual experience with respect to write-offs and delinquencies may be indicative of its future experience, which will affect the timing of WEC Collections. OG&E does not expect, but there can be no certainty, that the delinquency or write-off experience with respect to WEC Collections will differ substantially from the rates indicated. Write-off and delinquency data is affected by factors such as the overall economy, weather and changes in collection practices. The net write-off and delinquency experience is expected, but there can be no certainty, to be similar to OG&E’s previous experience.

The following table shows total OG&E revenues for the past five calendar years for each customer class.

	Billed Revenue by Customer Class (Dollars in millions)
Customer Class	2019	2020	2021	2022	2023
Residential	$819.42	$816.49	$856.28	$1,084.26	$1,146.71
Commercial	473.96	443.20	485.54	668.67	$791.95
Industrial	154.59	155.97	159.48	209.51	$225.29
Oilfield	179.49	182.90	187.21	261.18	$284.60
Public Authorities and Street Lights	180.74	190.84	184.07	246.50	$275.62
Total	$1,808.20	$1,789.40	$1,872.58	$2,470.12	$2,724.16

The following table shows gross write-offs for electricity and gross write-offs as a percentage of total billed revenue for the past five years in Oklahoma.

Gross Write-Offs as a Percentage of Revenues

	As of December 31,
(Dollars in thousands)	2019	2020	2021	2022	2023
Billed Electric Revenues	$1,808,199	$1,769,407	$1,872,565	$2,470,119	$2,724,164
Gross Write-Offs	$5,387	$5,013	$6,030	$5,657	$7,823
Percentage of Billed Revenues	0.30%	0.28%	0.32%	0.23%	0.29%

The following table shows total OG&E net write-offs and total net write-offs as a percentage of total electric billed revenue for the past five years in Oklahoma. Net write-offs include amounts recovered by OG&E from deposits, bankruptcy proceedings and payments received after an account has been either written-off by OG&E or transferred to one of its external collection agencies.

Net Write-Offs as a Percentage of Revenues

	As of December 31,
(Dollars in thousands)	2019	2020	2021	2022	2023
Billed Electric Revenues	$1,808,199	$1,769,407	$1,872,565	$2,470,119	$2,724,164
Net Write-Offs	$2,695	$2,086	$3,066	$3,325	$5,366
Percentage of Billed Revenues	0.15%	0.12%	0.16%	0.13%	0.20%

Delinquencies

The following table sets forth information relating to the delinquency experience of OG&E for residential, commercial, industrial, oilfield and public authorities and street lights as of December 31 of each of the five preceding years.

Customer Delinquency Data*
	Delinquencies as Percentage of Total Billed Revenues/Average Days Outstanding
	2019	2020	2021	2022	2023
30-59 days	2.8%	5.6%	5.1%	4.0%	3.6%
60-89 days	2.1%	2.3%	3.3%	3.3%	3.1%
90 days or more	3.4%	7.3%	5.9%	4.7%	5.7%
Total	8.3%	15.2%	14.3%	12.0%	12.4%
Average Days Outstanding	25.1	26.5	26.7	27.0	27.0

* Delinquency calculations are based on arrears, revenue, and write-off data provided by OG&E.

Where to Find Additional Information About OG&E and OGE Energy. OGE Energy files periodic reports with the SEC as required by the Exchange Act. Reports filed with the SEC are available for inspection without charge at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, DC 20549. Copies of periodic reports and exhibits thereto may be obtained at the above location at prescribed rates. Information as to the operation of the public reference facilities is available by calling the SEC at 1-800-SEC-0330. Information filed with the SEC can also be inspected at the SEC’s website, http://www.sec.gov. OGE Energy’s filings are accessible at http://www.oge.com. Information on OGE Energy’s website or filed with the SEC is not incorporated by reference into this exhibit.